Exhibit 10.36

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT among Las Vegas Sands Corp., a Nevada corporation (“LVSC”), Las Vegas Sands, Inc., a Nevada corporation and wholly-owned subsidiary of LVSC (“LVSI” and together with LVSC, the “Company”) and Sheldon G. Adelson (“Executive”) is made as of November 18, 2004 and shall be effective as of the effective date of the first initial public offering (the “IPO”) of the “Shares” (as defined herein) on a nationally recognized stock exchange (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms, provisions and conditions set forth in this employment agreement (the “Agreement”); and

WHEREAS, Executive desires to accept and continue his employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, and intending to be legally bound thereby, the Company and Executive agree as follows:

1.             Employment.  The Company shall employ Executive, during the “Term” (as defined below) and subject to the conditions set forth in this Agreement, to serve as Chief Executive Officer of the Company or in such other managerial or executive capacity as the Board of Directors of LVSC (the “Board”) may from time to time determine and, subject to Section 10(c)(ii), as the Chairman of the Board and of the board of directors of LVSI.  Executive shall only report to the Board, and all other executives of the Company shall report to Executive or to a person who reports, directly or indirectly, to Executive.

2.             Duties. Executive shall have such powers, duties and responsibilities as are generally associated with his office, as the same may be modified and/or assigned to Executive from time to time by the Board, and subject to the supervision, direction and control of the Board, including but not limited to:

(a)           participation and involvement in the proposed development activities of the Company, including the planning, financing, construction and implementation stages, as shall be requested by the Board;

(b)           the efficient operation and maintenance of the hotel and casino properties of the Company;

(c)           the promotion, marketing and sale of the goods and services offered by the Company;

(d)           the preparation of budgets and allocation of funds;

(e)           the establishment or continuation of adequate management reporting and control systems;

(f)            the recruitment, selection, training, delegation of duties and responsibilities, and supervision of subordinates; and

(g)           the direction, review and oversight of all programs, systems, departments and functions related to the management and administration of the Company.

3.             Performance. Executive hereby accepts the employment described herein under the terms and conditions set forth in this Agreement.  Executive covenants and agrees faithfully and diligently to perform all of the duties of his employment, devoting his full business and professional time, attention, energy and ability to promote the business interests of the Company. Executive further agrees that during the period of his employment with the Company, he will not engage in any other business or professional pursuit whatsoever unless the Board shall consent thereto in writing; provided, however, that the foregoing shall not preclude Executive from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of Executive’s duties under this Agreement.

4.             Term. The initial term of Executive’s employment hereunder shall commence as of the Effective Date and shall expire on the day prior to the fifth anniversary of the Effective Date (the “Initial Term”), unless sooner terminated as provided herein.  The term of Executive’s employment shall thereafter be automatically extended for successive one-year periods (each such period, a “Renewal Term”) unless, no later than one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, one party shall give written notice to the other of his or its intention not to extend, in which event this Agreement, and Executive’s employment hereunder, shall terminate at the end of the Initial Term or Renewal Term, as applicable (the Initial Term plus any Renewal Term shall collectively be referred to as the “Term”).

5.             Licensing Requirement. Executive is presently licensed as a casino key employee (the “License”) by the Nevada Gaming Commission upon the recommendation of the state Gaming Control Board (collectively, the “Nevada Gaming Authorities”), pursuant to the provisions of applicable Nevada laws and regulations. Executive agrees, at the Company’s sole cost and expense, to cooperate with the Nevada Gaming Authorities to maintain the License in full force and effect and in good standing.

6.             Compensation and Benefits. As more fully provided in this Section 6, Executive shall be entitled to receive salary, benefits and other payments of regular compensation.  In addition, Executive shall be eligible to participate in LVSI’s Executive Cash Incentive Plan (the “Executive Cash Incentive Plan”) and LVSC’s 2004 Equity Award Plan (the “2004 Equity Award Plan”), each to be established following the date hereof and prior to the IPO, and each to be administered by the Compensation Committee of the Board (the “Committee”).

(a)           Base Salary. During the Term, Executive shall receive a base salary of no less than $1,000,000 per year, payable in accordance with the usual payroll practices of the Company (the “Base Salary”).

(b)           Base Bonus.

(i)            Subject to Section 6(e), during the Term, Executive shall be eligible to receive an annual cash bonus (the “Base Bonus”) under the Executive Cash Incentive Plan in respect of each fiscal year of the Company (a “Fiscal Year” which, as of the date hereof, is the period January 1 through December 31) commencing after December 31, 2004 and ending during the Term.

(ii)           The annual Base Bonus shall be earned and payable quarterly based on the attainment of EBITDAR-based targets determined in the sole discretion of the Committee for each such quarter following consultation with senior management.  If Executive fails to achieve the EBITDAR-based targets for one or more fiscal quarters in a Fiscal Year, he shall be eligible to earn the missed quarterly Base Bonus payment on account of achieving additional targets in later quarters of the same Fiscal Year or targets in respect of the entire Fiscal Year, in each case as established by the Committee in its sole discretion following consultation with senior management.

(iii)          The target annual Base Bonus for the 2005 Fiscal Year shall be $500,000.

(iv)          Commencing with the 2006 Fiscal Year and for each Fiscal Year of the Term during which Executive is employed thereafter, the target annual Base Bonus shall increase automatically by at least four percent (4%) of the sum of (x) Executive’s Base Salary for the immediately preceding Fiscal Year plus (y) the Base Bonus paid to Executive with respect to the immediately preceding Fiscal Year.  In addition, commencing with the 2006 Fiscal Year, if the Company sustains for at least six (6) months annualized EBITDAR levels at the threshold levels described below, the target annual Base Bonus shall be cumulatively increased by at least the corresponding amount described in the following table:

Annualized EBITDAR	Target Base Bonus Cumulatively Increased By:
$600,000,000	$180,000
$700,000,000	$130,000
$800,000,000	$130,000
$900,000,000	$130,000
$1,000,000,000	$130,000

(v)           Notwithstanding any of the foregoing to the contrary, in the event that the Effective Date first occurs after January 1, 2005, then the Committee shall determine, in its sole discretion, the appropriate period (i.e., all or a portion of the 2005 Fiscal Year) in respect of which Executive shall have the right to receive the Base Bonus for the 2005 Fiscal Year.

(c)           Annual Supplemental Bonus.

(i)            In addition to the Base Bonus, commencing with the 2005 Fiscal Year, Executive shall be eligible to receive an additional annual cash bonus (the “Annual Supplemental Bonus”) under the Executive Cash Incentive Plan equal to a percentage (the “Percentage”) of the sum of (x) Executive’s Base Salary for the Fiscal Year plus (y) the Base Bonus paid to Executive for such Fiscal Year, subject to the achievement of annual targets primarily based on EBITDAR to be established in the sole discretion of the Committee following consultation with senior management (the “Target”).  In the event that: (A) eighty percent (80%) of the Target is not achieved in respect of a Fiscal Year, the Percentage for such Fiscal Year shall be zero percent (0%), (B) one hundred percent (100%) of the Target is achieved in respect of a Fiscal Year, the Percentage for such Fiscal Year shall be the Target Percentage (as defined below), and (C) one hundred and ten percent (110%) or greater of the Target is achieved in respect of a Fiscal Year, the Percentage for such Fiscal Year shall be the Maximum Percentage; provided, however, that the Percentage shall be determined using straight line interpolation for performance between eighty percent (80%) of Target and one hundred percent (100%) of Target.

(ii)           The target percentage for calculating the Annual Supplemental Bonus (the “Target Percentage”) shall be eighty percent (80%) and the maximum percentage for calculating the Annual Supplemental Bonus (the “Maximum Percentage”) shall be one hundred and sixty percent (160%).  Notwithstanding the foregoing, commencing with the 2006 Fiscal Year and for each

Fiscal Year of the Term during which Executive is employed thereafter, if the Company sustains for at least six (6) months annualized EBITDAR levels at the threshold levels described below, the Target Percentage and the Maximum Percentage shall at least equal the corresponding percentages described in the following table:

Annualized EBITDAR	Target Percentage	Maximum Percentage
$600,000,000	85%	170%
$900,000,000	90%	180%

(iii)          Notwithstanding any of the foregoing to the contrary, in the event that the Effective Date first occurs after January 1, 2005, then the Committee shall determine, in its sole discretion, the appropriate period (i.e., all or a portion of the 2005 Fiscal Year) in respect of which Executive shall have the right to receive the Annual Supplemental Bonus for the 2005 Fiscal Year.

(d)           Equity Awards.

(i)            Subject to Section 6(e), in the 2005 Fiscal Year, and in each Fiscal Year during the Term thereafter while Executive is employed by the Company, Executive shall be granted an equity award under the 2004 Equity Award Plan (each such award, an “Incentive Award”).  One half of each Incentive Award (the “Share Incentive Award”) shall be granted as restricted shares of the Company’s common stock, $0.001 par value per share (“Shares”) during the first quarter of the Fiscal Year following the Fiscal Year to which the award relates (but in no event later than March 15 of such Fiscal Year) upon certification by the Committee of, and subject to, the attainment of performance goals determined by the Committee for such Fiscal Year, which performance goals shall be substantially similar to those goals used to determine the Annual Supplemental Bonus (for example, the Incentive Award for the 2005 Fiscal Year would be made in the first quarter of the 2006 Fiscal Year if the Performance Goals for the 2005 Fiscal Year are attained).  The other half of each Incentive Award (the “Option Incentive Award”) shall be granted, in the form of a nonqualified stock option to purchase Shares at a per Share exercise price equal to the fair market value of a Share on the date of grant, (i) in the case of the Option Incentive Award for the 2005 Fiscal Year, upon the Effective Date and (ii) in the case of the Option Incentive

Award for each subsequent Fiscal Year during the Term,  immediately following the first meeting of the Board during the Fiscal Year to which such Option Incentive Award relates (but in no event later than March 15 of such Fiscal Year).

(ii)           The value of the Incentive Award for the 2005 Fiscal Year shall be that number of restricted Shares and options having a value of $2,200,000; provided, however, that if the Effective Date occurs later than January 1, 2005 the value of such Incentive Award may be pro-rated to the extent that the Committee determines such pro-ration is appropriate.

(iii)          Commencing with the 2006 Fiscal Year and for each Fiscal Year of the Term during which Executive is employed thereafter, if during the immediately preceding Fiscal Year the Company sustains for at least six (6) months annualized EBITDAR levels at the threshold levels described below, the target value of the Incentive Award for the subsequent Fiscal Year shall at least equal the corresponding amount described in the following table:

Annualized EBITDAR	Target Incentive Award
$600,000,000	$2,650,000
$700,000,000	$2,900,000
$800,000,000	$3,150,000
$900,000,000	$3,400,000
$1,000,000,000	$3,650,000

(iv)          The value of any Option Incentive Award shall be measured by determining the grant date Black-Scholes value of such Award; which value shall be determined by a nationally recognized compensation consultant selected by the Committee in consultation with senior management using the valuation methodology followed for other senior executives of the Company. The value of any Share Incentive Award shall be the aggregate grant date Fair Market Value (as defined in the 2004 Equity Award Plan) of the Shares subject to such Award.

(v)           Each Option Incentive Award shall vest with respect to twenty-five percent (25%) of the options subject thereto, on each of the first through fourth anniversaries of the first day of the Fiscal Year in which such Incentive Award is granted.  Each

Share Incentive Award shall vest with respect to thirty-three and one-third percent (33 1/3%) of the restricted Shares subject thereto (and the restrictions on such Shares shall lapse), on each of the first through third anniversaries of the first day of the Fiscal Year in which such Share Incentive Award is granted.  Each Option Incentive Award and Share Incentive Award shall have such termination, forfeiture and other terms as are applicable to stock option or restricted stock awards granted to other senior executives of the Company, as set forth in the 2004 Equity Award Plan and the applicable award agreement.

(vi)          If a termination of this Agreement and Executive’s employment hereunder occurs on or after the last day of a Fiscal Year, but prior to the date on which the Share Incentive Award with respect to such Fiscal Year would have been granted to Executive had his employment not terminated (the “Award Date”), then, if the Committee certifies that the performance goals for such Fiscal Year have been attained, the Executive shall be granted on the Award Date that number of fully vested Shares equal to the product of (A) the Share Incentive Award Executive would have received had his employment not terminated multiplied by (B) the applicable percentage set forth in the following table:

Termination Event	Percentage
By the Company without Cause, By Executive for Good Reason, or Due to Retirement	100%

Due to Death or Disability	33 1/3%

By the Company for Cause, Voluntary Termination (other than Retirement)	0%

(e)           Notwithstanding any provision of Sections 6(b), (c) and (d) to the contrary, no Base Bonus or Annual Supplemental Bonus shall be paid, and no Incentive Award shall be granted on or after the earlier of (A) the date of the first meeting of shareholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurs or (B) such earlier date on which any such Bonus or Incentive Award would cease to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (such date, the “162(m) Effective Date”), unless Sections 6(b), (c) and (d) have been approved prior to such date by a committee consisting of at least two (2) “outside directors” within the meaning of Section 162(m) of the Code.

(f)            Employee Benefit Plans. During the Term, Executive shall be entitled to participate in any fringe, group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company during the Term hereof for the benefit of its employees generally or for its senior executives, subject to all restrictions and limitations contained in such plans or established by governmental regulation.  In addition to the foregoing, Executive shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives, including without limitation, any nonqualified supplemental executive retirement plan or deferred compensation plan.

(g)           Expense Reimbursement. Executive is authorized to incur such reasonable expenses as may be necessary for the performance of his duties hereunder and consistent with his duties as Chief Executive Officer and Chairman of the Board and of the board of directors of LVSI in accordance with the policies of the Company established and in effect from time to time and, except as may be otherwise agreed, the Company will reimburse Executive for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.

(h)           Additional Reimbursement.  During the Term and subject to a maximum of $100,000 per Fiscal Year, Executive shall be entitled to reimbursement from the Company for (i) the fees and expenses incurred by Executive’s outside legal counsel and (ii) financial planning expenses, and, except as may be otherwise agreed, the Company will reimburse Executive for such expenses upon submission of an itemized accounting and substantiation of such expenditures in accordance with the policies of the Company established and in effect from time to time.

(i)            Perquisites.

(i)            Vacations and Holidays. Executive shall be entitled to vacations and holidays as provided in the Company’s Flex Day Plan as in effect from time to time, but no less than the following: four weeks of paid vacation leave per year at such times as may be requested by Executive and approved by the Company.

(ii)           Automobile.  During the Term and at the Company’s sole cost and expense, Executive shall be entitled to the full-time and exclusive use of an automobile and driver of his choice.

(iii)          Aircraft Usage.  The Company has obtained access to a Boeing Business Jet pursuant to a timesharing agreement with an entity controlled by Executive.  Subject to the availability of such aircraft to the Company under the timesharing agreement, the Company shall make such aircraft available to Executive for his travel in connection with Company business.  When such aircraft is not available to the Company, the Company shall make available to Executive a Gulfstream large-cabin aircraft for his travel on Company business.  Regardless of which aircraft the Company provides to Executive, the Company shall cause the aircraft to be provided with a customary level of staffing and amenities, including without limitation, catering and communications capabilities.

(iv)          Security.  To ensure the personal safety of Executive and his spouse and his children who are under age eighteen, the Company shall, at its sole cost and expense, provide security services to such individuals during the Term.

7.             Confidentiality. Executive agrees that he will hold in strictest confidence and, without the prior express written approval of the Board, will not disclose to any person, firm, corporation or other entity, any confidential information which he has acquired or may hereafter acquire during his employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including but not limited to (i) proprietary information or other documents concerning the Company’s or its subsidiaries’ or affiliates’ policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (ii) the Company’s or its subsidiaries’ or affiliates’ marketing methods, credit and collection techniques and files; or (iii) the Company’s or its subsidiaries’ or affiliates’ trade secrets and other “know how” or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section shall apply during Executive’s employment by the Company and shall survive termination of this Agreement, and Executive’s employment hereunder, for any reason and shall remain binding upon Executive without regard to the passage of time or other events.

8.             Restrictive Covenant.  Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(a)           During the Term and (i) in the case of a termination of Executive’s employment with the Company for any reason other than due to Executive’s “Retirement” (as defined below) from the Company, (A) if the termination occurs prior to the third anniversary of the Effective Date, for a period of two (2) years from the date of termination or (B) if the termination occurs on or after the third anniversary of the Effective Date, for a period of one (1) year from the date of termination or (ii) in the case of a termination of Executive’s employment with the Company due to Retirement, until the date upon which all Executive’s outstanding awards in respect of Shares become fully vested, Executive shall not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any hotel or casino in (I) Clark County, Nevada (including, without limitation, the City of Las Vegas), (II) the Macau Special Administrative Region of The People’s Republic of China or (III) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of Executive’s termination.  Notwithstanding anything to the contrary in the Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the hotel or casino business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly own more than two percent (2%) of any class of securities of such person.

(b)           In addition to, and not in limitation of, the provisions of Section 8(a), Executive agrees, for the benefit of the Company and its affiliates, that during the Term and for the period commencing on the date of Executive’s termination and ending on the second anniversary of such date of termination, Executive shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on behalf of Executive or any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of Executive’s employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of Executive’s employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.

(c)           Executive understands that the provisions of this Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in this Section 8.  In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Section 8 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(d)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)           For purposes of this Agreement, “Retirement” shall mean a “Voluntary Termination” (as defined below) on or after the date on which Executive attains age 65.

(f)            In the event that Executive violates any of the restrictive covenants set forth in Sections 8(a) or 8(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase Shares and other unvested equity awards granted to Executive shall be automatically forfeited effective as of the date on which such violation first occurs.

9.             Disability.  If, during his employment with the Company, Executive shall, in the opinion of an independent physician selected by agreement between the Board and Executive, become so physically or mentally incapacitated that he is unable to perform the duties of his employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of six (6) consecutive months (in either case, a “Disability”), then the Company shall have the right to terminate Executive’s employment hereunder in accordance with the provisions of Sections 10(a)(ii) and 10(d)(ii).

10.           Termination Events.

(a)           In General.  Notwithstanding the provisions of Section 4 of this Agreement, this Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

(i)            Executive’s death;

(ii)           the giving of written notice of termination by the Company based upon Executive’s Disability;

(iii)          the giving of written notice to Executive by the Company that he is discharged for “Cause” (as hereinafter defined);

(iv)          the giving of written notice by Executive to the Company that “Good Reason” (as hereinafter defined) has occurred and that he has elected to resign, in which event termination shall occur thirty (30) days after delivery of such notice unless such act or omission that gave rise to Good Reason has been cured by the Company prior to the expiration of such thirty (30) day period;

(v)           the giving of sixty (60) days written notice to Executive by the Company that the Company has chosen to terminate Executive’s employment without Cause;

(vi)          (A) the giving of written notice by Executive that Executive has chosen to terminate his employment with the Company without Good Reason, in which case his employment shall terminate sixty (60) days after receipt of such notice by the Company or (B) the giving by Executive of a notice of intention not to extend the Term pursuant to Section 4 hereof, in which case his employment shall terminate at the end of the then current Initial or Renewal Term, as applicable (in either case, a “Voluntary Termination”); or

(vii)         if a notice of intention not to extend the Term is sent by the Company pursuant to Section 4 hereof, upon the discharge of Executive at the end of the then current Initial or Renewal Term, as applicable (a “Non-Renewal Termination”).

(b)           “Cause,” as used in Section 10(a)(iii) above, shall mean that the Board, at a duly noticed meeting, has determined that one or more of the following events has occurred:

(i)            (A) conviction of a felony, misappropriation of any material funds or material property of the Company, its subsidiaries or affiliates, (B) commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates or (C) any material act of dishonesty relating to Executive’s employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

(ii)           use of alcohol or drugs that renders Executive materially unable to perform the functions of his job or carry out his duties to the Company;

(iii)          a material breach of this Agreement by Executive;

(iv)          committing any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

(v)           the revocation or suspension of the License by the Nevada Gaming Authorities; provided, however, that in the event that the revocation or suspension occurs without there having been any fault on the part of Executive, any termination pursuant to this Section 10(b)(v) shall be treated in the same manner as a termination due to Disability pursuant to the provisions of Section 10(d)(ii);

provided that, with respect to (ii), (iii) or (v) above, the Board shall have first provided Executive with written notice stating with specificity the acts, duties or directives Executive has committed or failed to observe or perform, and Executive shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.

(c)           “Good Reason,” as used in Section 10(a)(iv) above, shall mean:

(i)            (A) the failure of the Company to maintain Executive as a Chief Executive Officer of the Company or (B) the failure of Executive to be retained as Chairman of the Board or of the board of directors of LVSI, unless the Board determines that the positions of Chairman and Chief Executive Officer must be held by different persons (I) due to an applicable statutory, regulatory or stock exchange requirement or (II) if such practice is common among companies of similar size in similar industries to the Company and the Board determines, based on the written advice of the Company’s or the Board’s outside counsel, that such practice constitutes best practices corporate governance;

(ii)           a reduction in Executive’s Base Salary;

(iii)          except as provided in Section 6(e), a reduction in Executive’s target Base Bonus, target Annual Supplemental Bonus or target Incentive Award opportunity;

(iv)          a failure by the Company to obtain the approvals described in Section 6(e) prior to the 162(m) Effective Date;

(v)           a material change in the duties and responsibilities of office that would cause Executive’s position to have less dignity, importance or scope than intended at the Effective Date and as set forth herein; provided, however, that “Good Reason” shall not be deemed to occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, so long as Executive’s duties and responsibilities of office are not materially changed as they relate solely to the Company; or

(vi)          a material breach of this Agreement by the Company.

(d)           Consequences.  Termination pursuant to this Section shall have the following consequences:

(i)            Death.  In the case of a termination of this Agreement and Executive’s employment hereunder due to Executive’s death, Executive’s estate, as the case may be, shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (B) continued payment of the Base Salary and Base Bonus Executive would have received had he remained employed for the twelve (12) months following the date of termination; (C) a pro rata bonus for the year of termination, payable when annual bonuses would normally be paid to other executive officers of the Company, in an amount equal to the product of (x) the Annual Supplemental Bonus Executive would have earned had Executive remained employed with the Company for the entire Fiscal Year in which the termination of Executive’s employment occurs, multiplied by (y) a fraction, the numerator of which is the number of days in the Fiscal Year prior to the date of termination and the denominator of which is 365 (the “Pro Rated Bonus”); and (D) accelerated vesting of all equity awards (including Incentive Awards) such that the portion of each such award that would have vested during the twelve (12) month period following the date of termination had Executive remained employed during such period shall be immediately vested as of the date of termination.

(ii)           Disability.  In the case of a termination of this Agreement and Executive’s employment hereunder by the

Company due to Disability, Executive shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (B) continued payment of the Base Salary and Base Bonus Executive would have received had he remained employed for the twelve (12) months following the date of termination, less any short term disability insurance proceeds received by Executive during such twelve (12) month period; (C) a Pro Rated Bonus; and (D) accelerated vesting of all equity awards (including Incentive Awards) such that the portion of each such award that would have vested during the twelve (12) month period following the date of termination had Executive remained employed during such period shall be immediately vested as of the date of termination.

(iii)          Retirement; Non-Renewal Termination.  In the case of a termination of this Agreement and Executive’s employment hereunder due to Executive’s Retirement or a Non-Renewal Termination, Executive shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (B) in the case of a termination due to Retirement, a Pro Rated Bonus; and (C) continued vesting of all equity awards (including Incentive Awards) in accordance with their terms so that all such awards continue to vest and restrictions on any restricted Shares continue to lapse at the same rate as if Executive had remained employed by the Company.

(iv)          For Cause; Voluntary Termination.  In the case of a termination of this Agreement and Executive’s employment hereunder by the Company for Cause or due to a Voluntary Termination (other than a Retirement or a “Post-Change in Control Voluntary Termination” (as defined below)), Base Salary and benefits, including the vesting of any equity awards, payable to Executive shall immediately cease, subject to any requirements of law.

(v)           Without Cause; For Good Reason (No Change in Control).  In the case of a termination of this Agreement and Executive’s employment with the Company by Executive for Good Reason or by the Company without Cause, in each case at any time other than within the two (2) year period following a “Change in Control” (as that term shall be defined in the 2004 Equity Award Plan), then Executive shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (B) continued payment of the Base Salary and Base Bonus Executive would have received had he remained employed through the remainder of the Term, unless and until Executive shall become employed elsewhere in which event the Company shall pay only the excess, if any, of the Base Salary and Base Bonus over fifty percent (50%) of the salary and bonus compensation earned by Executive in such employment; (C) the Pro Rated Bonus; (D) accelerated vesting of all equity awards (including Incentive Awards) so that all such awards are fully vested as of the date of termination; and (E) continued participation in the health and welfare benefit plans of the Company during the remainder of the Initial Term or the Renewal Term, as applicable; provided, that the Company’s obligation to provide such benefits shall cease at the time Executive and his covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of Executive or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.

(vi)          Without Cause (Change in Control); For Good Reason (Change in Control); Post-Change in Control Voluntary Termination.  In the case of a termination of this Agreement and Executive’s employment with the Company by Executive for Good Reason or by the Company without Cause, in each case within the two (2) year period following a Change in Control,  or by Executive due to a Post-Change in Control Voluntary Termination, then Executive shall be entitled to receive promptly following the date of such termination, (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination; (B) a lump sum payment of two (2) times the sum of (I) the Base Salary, (II) the target Base Bonus for the year of termination and (III) the target Annual Supplemental Bonus for the year of termination; (C) a pro rata annual bonus for the year of termination in an amount equal to the product of (x) the sum of Executive’s target Base Bonus and target Annual Supplemental Bonus, in each case for the Fiscal Year in which the termination of Executive’s employment occurs, multiplied by (y) a fraction, the numerator of which is the number of days in the Fiscal Year prior to the date of termination and the denominator or which is 365; (D) accelerated vesting of all equity awards (including Incentive Awards) so that all such awards are fully vested as of the date of termination; and (E) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time Executive and his covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of Executive or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.  For purposes of this Agreement, a “Post-Change in Control Voluntary Termination” shall mean a Voluntary Termination by Executive at any time during the one (1) year period following a Change in Control.

(vii)         Health and Welfare Benefit Equivalents.  To the extent that the health and welfare benefits provided for in Sections 10(d)(iii) and (iv) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive’s termination.

(e)           Excise Tax Limitation.  Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive that is paid or payable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company on a “change of control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) (A) the net amount of the Payments Executive would retain after payment of the Excise Tax and federal and state income taxes on the Payments would be less than (B) the net amount of the Payments Executive would retain, after payment of the Excise Tax and federal and state income taxes on the Payments, if the Payments were reduced to the extent necessary that no portion of the Payments would be subject to the Excise Tax (the “Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit.  Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments which are not payable in cash and then by reducing or eliminating Payments that are payable in cash. For purposes of the calculations described above, it shall be assumed that Executive’s tax rate will be the maximum marginal federal and state income tax rate on earned income.

(f)            Release.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 10 are conditional upon and subject to Executive’s execution of the Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), of all claims Executive may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.

11.           Assignment and Assumption.

(a)           This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(b)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           Approval of Agreement. Executive and the Company acknowledge that the terms of this Agreement are subject to the approval of the Nevada Gaming Authorities and each agrees to use commercially reasonably efforts to obtain such approval, including, without limitation, the making of any reasonable modifications in this Agreement necessary to secure such approval.  If this Agreement shall be disapproved by the Nevada Gaming Authorities and reasonable modifications shall be insufficient to obtain such approval, then this Agreement shall terminate and neither party shall have any further responsibility to the other hereunder.

13.           Miscellaneous.

(a)           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

  If to Executive, to:

Sheldon G. Adelson
c/o Las Vegas Sands, Inc.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

If to the Company, to:

Las Vegas Sands, Inc.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: General Counsel

With a copy to:

Charles D. Forman
Director, Member of the Compensation Committee

300 First Avenue

Needham, Massachusetts 02494

or to such other address as any party shall request of the others by giving notice in accordance with this Section.

(b)           Integration.  This Agreement is the result of substantial negotiations between the parties, represents the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings.

(c)           Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

(d)           Waiver of Provisions. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

(e)           Amendments. This Agreement may not be amended, changed or modified except by a written document signed by each of the parties hereto.

(f)            Entire Agreement; Effectiveness of This Agreement.    This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof.  Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the Effective Date, i.e., if and only if the IPO is consummated.  If the IPO is not consummated, then this Agreement shall be of no force or effect.

(g)           Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.

(h)           Governing Law. This Agreement shall be governed by, construed under, and interpreted in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Nevada.  Any action to enforce this agreement must be brought in a court situated in, and the parties hereby consent to the jurisdiction of, courts situated in Clark County, Nevada.  Each party hereby waives the rights to claim that any such court is an inconvenient forum for the resolution of any such action.

(i)            JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(j)            Dispute Resolution.

(i)            Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, and without limiting Section 8(f) hereof, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits (including the vesting of equity) to Executive pursuant to Section 10 if Executive has violated any provision of Section 7 or 8.  Any controversy or claim arising out of or relating to Sections 7 or 8 of this Agreement (or the breach thereof) shall be settled by a state or federal court located in Las Vegas, Nevada.

(ii)           Any controversy or claim arising out of or related to any provision of this Agreement other than Sections 7 or 8 shall be settled by final, binding and non-appealable arbitration in Las Vegas, Nevada.  Subject to the following provisions, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the “AAA”) then in effect.  The arbitration shall be conducted by a panel of three arbitrators.  One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive and the third shall be appointed by the first two arbitrators.  If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be selected from a list of seven arbitrators selected by the AAA, each of whom shall be experienced in the resolution of disputes under employment agreements for executive officers of major corporations.  From the list of seven arbitrators selected by the AAA, one arbitrator shall be selected by each party striking in turn with the party to strike first being chosen by a coin toss. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The remedial authority of the arbitrators shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The Company shall be responsible for all of the fees of the AAA and the arbitrators (if applicable).

(iii)          If Executive prevails on any material issue which is the subject of an arbitration or litigation, as applicable, the Company shall reimburse one hundred percent (100%) of Executive’s reasonable legal fees and expenses. Otherwise, subject to Section 13(j)(ii), each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation, as applicable (including reasonable attorneys’ fees and expenses).

(iv)          The arbitrators shall render an award and written opinion explaining the award.

(v)           The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in a confidential manner and both the conduct and the results of the arbitration shall be kept confidential by the parties.  The arbitrators shall be advised of the confidentiality of the proceedings and any award and decision of the arbitrators shall be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by this Agreement or recognized as confidential by any confidentiality agreement.

(vi)          In the event of litigation to secure provisional relief, or to enforce, confirm or review an arbitration award under this Agreement, any such court action shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the arbitration, the decision and award, any personal information and the confidentiality of any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties.  Each party to any such judicial action shall make every effort in any pleadings filed with the court and in his or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties.  To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the parties.

(vii)         In the event of a dispute subject to this Section 13(j), the parties shall be entitled to reasonable, but expedited discovery related to the claim that is the subject of the dispute, subject to the discretion of the arbitrators.  Any discovery agreed upon or authorized by the arbitrators shall be concluded prior to the date set for the hearing.  In the event of a conflict between the applicable rules of the AAA and the procedures set forth in this Section 13(j), the provisions of this Section 13(j) shall govern.

(k)           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l)            Indemnification.  The Company and its successors and/or assigns, will indemnify and defend Executive to the fullest extent permitted by applicable law and the Articles of Incorporation and By-Laws of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in the Executive’s capacity as an officer or director of the Company.  In addition, Executive shall be covered, in respect of Executive’s activities as a director and officer of the Company, by the Company’s Directors and

Officer liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies

(m)          Continuation of Employment.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated “at will” by Executive or the Company.

(n)           No Mitigation.  Except as expressly provided in Sections 10(d)(v) and (vi), Executive shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such benefits be reduced from any earnings or benefits that Executive may receive from any other source.

(o)           Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(p)           Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(q)           Survival. Sections 7, 8, 10(d), 10(e), 11 and 13 (including, without limitation, Section 13(j) and 13(l)) shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and Executive’s employment for any reason.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement at Las Vegas, Nevada as a contract under seal on the date first written above.

LAS VEGAS SANDS CORP.

/s/ CHARLES D. FORMAN
By: Charles D. Forman
Its: Director—Chairman of Compensation Committee

LAS VEGAS SANDS, INC.

/s/ CHARLES D. FORMAN
By: Charles D. Forman
Its: Director—Chairman of Compensation Committee

EXECUTIVE

/s/ SHELDON G. ADELSON
Sheldon G. Adelson

EXHIBIT A

GENERAL RELEASE

AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

Sheldon G. Adelson (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that Employment Agreement dated as of November 18, 2004 (the “Employment Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands, Inc., a Nevada corporation and wholly-owned subsidiary of LVSC (“LVSI” and together with LVSC, the “Company”)  does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.

The Company Group does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges Executive and Executive’s descendants, dependents, heirs, executors and administrators and assigns, past and present (collectively, the “Executive Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company Group ever had, now have or shall or may have or assert as of the date of this Release and Covenant Not to Sue against any member of the Executive Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, (collectively, “Claims”); provided, however, that (i) nothing herein shall release Executive from any of Executive’s obligations and covenants under Sections 7, 8, and 13 of the Employment Agreement, and (ii) nothing herein shall release the Executive Group from any Claims (A) which are based upon any acts or omissions of Executive that involve fraud, gross negligence or intentional misconduct or (B) which were not known to the non-employee members of the Company’s board of directors on the date hereof.

The parties hereto agree that this Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by any such party or his or its heirs or assigns.  Executive understands and confirms that Executive is executing this Release and Covenant Not to Sue voluntarily and knowingly, but that this Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

In furtherance of, and solely to the extend provided by, the agreements set forth above,  the parties hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein.  Nevertheless, it is the intention of the parties to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the releases contained above.  Nothing in this paragraph is intended to expand the scope of the releases as specified herein.

This Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.

To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this Release and Covenant Not to Sue has been signed by all parties to this Release and Covenant Not to Sue.  In order to cancel or revoke this Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this Release and Covenant Not to Sue.  If this Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this Release and Covenant Not to Sue shall be effective or enforceable by any party and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

The parties acknowledge and agree that they have entered into this Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this                day of                     ,        .

LAS VEGAS SANDS CORP.

By:
Its:

LAS VEGAS SANDS, INC.

By:
Its:

EXECUTIVE